January 17, 2013

Patrick Kluempke
10260 60th Street Lane N
Stillwater, MN 55082

Re:    Consulting Agreement (the "Agreement")

Dear Pat:

As you are aware, CHS Inc. would like to retain you to provide consulting and advisory services concerning potential domestic and global business development opportunities for CHS Inc.

Specifically, for a period of twenty-one (21) months commencing on April 1, 2013 and expiring on December 31, 2014 (the “Term”), you agree to provide consulting and advisory services to CHS concerning domestic and global business development opportunities for CHS as reasonably requested by CHS from time to time. You agree to employ your best efforts and endeavor in good faith to render the advisory and consulting services which are the subject of this Agreement. You shall receive your assignments from me or other personnel as I may direct.

CHS agrees to pay you a monthly retainer of $45,000 per month during the Term of this Agreement, which will be paid in advance two monthly installments on the first and fifteen of each month. The retainer covers up to a maximum 500 hours of consulting per calendar year. We agree the maximum hours on any project in any given month shall not exceed 80 hours. CHS agrees that we will attempt to provide you with as much advance notice of any travel requests as possible, to minimize any conflicts. In the event of any scheduling conflicts, CHS agrees to attempt to find a reasonable resolution to such conflicts. Billable hours will include travel, discussions, research and reports. Once engaged in a project for CHS, please submit to me a monthly reporting of the hours incurred for the current month.

We also agree to pay all actual out-of-pocket expenses reasonably incurred during the course of you providing these services to CHS. Upon your submission of an expense accounting with appropriate documentation, CHS shall reimburse you for such expenses. Please submit your expenses and appropriate documentation to Jan Ament for processing.

You understand and agree that this Agreement, as well as the information acquired or disclosed to you during the term of your consulting, is considered highly confidential by CHS. You agree to hold the same as strictly confidential and not disclose any confidential information to any third party without CHS' prior written consent, except as may be permitted under the express terms of the General Release of even date herewith. All such information and property shall be considered confidential information unless explicitly labeled otherwise. All confidential information disclosed to you by CHS or generated by you hereunder shall be deemed the property of CHS, and you shall have no right, title or interest in or to any of the confidential information. You shall use the confidential information only for, and in the course of, providing consulting services for CHS pursuant to the terms of this Agreement.

You shall, immediately upon the earlier of the termination of this Agreement or the request of CHS, deliver to CHS any and all originals and all copies of the confidential information. These confidentiality obligations shall survive any termination or expiration of this Agreement.

In addition, you acknowledge and reaffirm that during the Term of this Agreement and for a one-year period following the expiration or termination of this Agreement, you are obligated to a non-compete and non-solicitation restrictive covenants as described and further set forth in the General Release signed by you on March 30, 2013, and attached hereto as Exhibit A.

You will be providing these services as an independent contractor to CHS. It is expressly understood and agreed that you are an independent contractor and not an employee of CHS with respect to the services contemplated by this Agreement. As an independent contractor, you will not be entitled to any pension, profit sharing, health or similar benefits, if any, that are or may be available to employees of CHS. Further, you shall pay any and all payroll or income taxes of any nature whatsoever, including, without limitation, FICA taxes, imposed upon the compensation paid to you under this Agreement, and you agree to indemnify, defend and hold CHS harmless for any tax liabilities or claims arising from your failure to do the same.

This Agreement may be terminated by CHS at any time in the event of a breach of the terms of your refusal to perform under this Agreement or the restrictive covenants set forth in Sections 5, 6, 7 and 8 of the General Release. In the event the breach is of a nature that it can be cured, CHS shall provide you 30-day opportunity to cure the breach to its reasonable satisfaction. If the breach is of a nature that it cannot be cured, termination shall be immediate. No payments shall be due, and all payments shall cease, under the Agreement in the event the Agreement is terminated early by CHS.

This Agreement shall be governed by the laws of Minnesota. The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any rights under this Agreement. This Agreement shall not be varied, altered, modified, changed or in any way amended except by an instrument in writing executed by the parties hereto. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns; provided, however, that you may not assign your interests or duties hereunder.

If you are in agreement with the terms of the Agreement as provided herein, please sign where indicated below and return original to me. Thank you.

Very truly yours,
CHS Inc.

/s/ Carl M. Casale
Carl M. Casale
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Patrick M. Kluempke
Patrick M. Kluempke

Dated: January 17, 2013

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